As filed with the Securities and Exchange Commission on May 9, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pharmasset, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

98-0406340

(I.R.S employer identification No.)

303-A College Road East Princeton, New Jersey	08540
(Address of Principal Executive Offices)	(Zip Code)

2007 Equity Incentive Plan

of Pharmasset, Inc.

(Full title of the plan)

P. Schaefer Price

Chief Executive Officer

Pharmasset, Inc.

303-A College Road East

Princeton, New Jersey 08540

(Name and address of agent for service)

(609) 613-4100

(Telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value	2,000,000 shares	$102.92	$205,840,000	$23,898.02

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Pharmasset, Inc. 2007 Equity Incentive Plan, as amended, for any future stock split, stock dividend or similar adjustments of the outstanding common stock, $0.001 par value, of the Registrant (the “Common Stock”).
(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock as reported on The NASDAQ Stock Market LLC on May 6, 2011. The average equaled $102.92.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed in order to register an additional 2,000,000 shares of Common Stock of Pharmasset, Inc. (the “Company”) with respect to an effective Registration Statement on Form S-8 of the Company relating to the Company’s 2007 Equity Incentive Plan, as amended.

The contents of the Registration Statements on Form S-8, as filed by the Company with the Securities and Exchange Commission (the “SEC”) on May 4, 2007, Registration No. 333-142630, and on October 6, 2009, Registration No. 333-162359, are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its officers, directors and certain other persons to the extent and under the circumstances set forth therein.

The Company’s certificate of incorporation and bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, by reason of being or having been a director or officer of the Company or serving or having served at the request of the Company as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Company. The Company’s bylaws provide that the Company may indemnify such persons to the fullest extent authorized by Delaware law. The Company’s bylaws further provide that the indemnification rights granted under the bylaws shall constitute a contract between the Company and each such person and any repeal or modification of the indemnification provisions under the bylaws shall not adversely affect any right or protection of such person thereunder in respect of any act or omission occurring prior to the time of such repeal or modification.

The Company has entered into indemnification agreements with each of its directors and executive officers.

The Company carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Item 8.	Exhibits.

The Exhibit Index filed herewith and appearing immediately following the signatures hereto is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Princeton, New Jersey, on this 9th day of May, 2011.

PHARMASSET, INC.

May 9, 2011	By:	/s/ P. Schaefer Price
P. Schaefer Price
Chief Executive Officer

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints P. Schaefer Price and Kurt Leutzinger and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ P. Schaefer Price	Director and Chief Executive Officer (Principal Executive Officer)	May 9, 2011
P. Schaefer Price

/s/ Kurt Leutzinger	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 9, 2011
Kurt Leutzinger

/s/ Herbert J. Conrad	Chairman of the Board of Directors	May 9, 2011
Herbert J. Conrad

/s/ William J. Carney	Director	May 9, 2011
William J. Carney, Esq.

/s/ Elliot F. Hahn	Director	May 9, 2011
Elliot F. Hahn, Ph.D.

/s/ Michael K. Inouye	Director	May 9, 2011
Michael K. Inouye

/s/ Robert F. Williamson III	Director	May 9, 2011
Robert F. Williamson III

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Pharmasset, Inc. 2007 Equity Incentive Plan, as amended

5.1	Opinion of Pepper Hamilton LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)